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                                                                    EXHIBIT 99.2

[PULTE HOMES(TM) LOGO]


FOR IMMEDIATE RELEASE                               Contact: James Zeumer
                                                    Pulte Homes, Inc.
                                                    Vice President
                                                    (248) 433-4597
                                                    email: jim.zeumer@pulte.com



               PULTE HOMES ANNOUNCES SENIOR MANAGEMENT PROMOTIONS

   BOARD PROMOTES ROGER A. CREGG AND LEO J. TAYLOR TO EXECUTIVE VICE PRESIDENT

         BLOOMFIELD HILLS, MI, MAY 13, 2003 -- The Board of Directors of Pulte Homes (NYSE: PHM), the nation's largest homebuilder, announced today that Roger
A. Cregg, the Company's Chief Financial Officer, has been promoted from Senior to Executive Vice President. The Board also promoted Leo J. Taylor to Executive Vice President, Human Resources, having previously been Senior Vice President, Human Resources. The promotions were part of several management changes intended to position the Company for continued growth and success in the future.

         In a separate release, the Company also announced that Mark J. O'Brien will be leaving the Company effective June 30, 2003, after a distinguished 21-year career with Pulte Homes. The Board of Directors has announced that Richard J. Dugas, Jr. will be named President and Chief Executive Officer effective July 1, 2003. Mr. Dugas had previously been Executive Vice President and Chief Operating Officer. William J. Pulte, Founder of the Company, will continue in his role as Chairman of the Board.

         "Roger and Leo have demonstrated their strong leadership skills and both played critical roles in the merger and subsequent integration of Del Webb," said William J. Pulte. "Their promotions are recognition of the contributions they have made to the success of Pulte Homes and the critical role they will play leading the Company in the future."

         Mr. Cregg joined Pulte Homes in January 1998, as Senior Vice President and Chief Financial Officer. In his current position, he is responsible for the Company's accounting, treasury, tax, legal, information systems and related activities associated with Pulte Homes' day-to-day operations and long-term strategic objectives. Prior to joining Pulte Homes, Mr. Cregg was Executive Vice President and CFO of Zenith Electronics Corporation, where he was responsible for all financial activities, including treasury, corporate controller's office and strategic planning. He was also the Chief Financial Officer of Sweetheart Cup Company and has held various financial positions with Continental Can Company.


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         Mr. Cregg earned an MBA from the J.L. Kellogg Graduate School of
Management at Northwestern University and holds a Bachelor of Science degree in Accounting from Northeastern University.

         Mr. Taylor joined Pulte Homes in 1994 as Vice President of Human Resources for the Pulte Homes Central Group. He was promoted to the position of Vice President of Human Resources and Sales Development in 1997, in which position he was responsible for human resources, employee relations, benefits and compensation, training and development and staffing associated with Pulte Homes' day-to-day operations and long-term strategic objectives. Prior to joining the Company, Mr. Taylor was Vice President of Employee Relations for Aetna Life and Casualty, where he was responsible for all Employee Relations, including employee development, training and strategic planning. He was also the Group Manager of Corporate Human Resources for Frito Lay, and has held various other roles within Frito Lay.

         Mr. Taylor earned his Master of Science in Industrial and Labor Relations and his B.A. in Political Science degrees from West Virginia University.

About Pulte Homes

         Pulte Homes, Inc., (www.pulte.com) based in Bloomfield Hills, Michigan, has operations in 44 markets across the United States. Under its Del Webb (www.delwebb.com) brand, the Company is also the nation's leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 300,000 homes and has been named Builder of the Year for 2002 by Professional Builder magazine. Pulte Mortgage LLC is a nationwide lender committed to meeting the financing needs of Pulte Homes' customers by offering a wide variety of loan products and superior customer service.

/Web site: http://www.pulte.com

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